EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Ltd.

Houston, TX

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Registration Statement on Form S-3 of Gastar Exploration Ltd., of (i) our report dated March 18, 2005 (December 21, 2005 as to Notes 5, 13, 14, 22 and Note 25) relating to the consolidated financial statements appearing in Gastar Exploration Ltd.’s Annual Report on Form 10-K for each of the two years in the period ended December 31, 2004 and (ii) our report dated August 26, 2005 relating to the statements of revenues and direct operating expenses for the years ended December 31, 2004, 2003 and 2002 for certain natural gas properties acquired by Gastar Exploration Ltd. from Geostar Corporation, which appears in a Form 8-K of Gastar Exploration Ltd. filed with the Securities and Exchange Commission on or about April 13, 2006.

We also consent to the reference to us under the heading “Experts” contained in the Prospectus.

/s/ BDO DUNWOODY LLP

Chartered Accountants

Calgary, Alberta

February 1, 2007